Exhibit 10.21
DEED OF AMENDMENT
Date: 29 June 2018
Between:
(1) Citibank Europe plc (“Citibank”); and
(2) Aspen Bermuda Limited (the “Company”).
1. Background
1.1 On 30 July 2012 a Committed Facility Letter for Issuance of Payment Instruments was signed between Citibank and the Company, as amended by a Letter of Amendment dated 30 June 2014 and a Letter of Amendment dated 30 June 2016 (the “Committed Facility Letter”).
1.2 The Parties have agreed certain amendments to the Committed Facility Letter as detailed in this deed.
1.3 Terms and expressions defined in the Committed Facility Letter shall have the same meanings when used in this deed unless the context otherwise requires or the contrary is otherwise indicated.
1.4 The parties to this deed hereby agree that from the Effective Date (as defined below) the rights and obligations of the parties under the Committed Facility Letter and the terms of the Committed Facility Letter shall be amended as specifically set out below.
2. Effective Date
The following amendments shall take effect on and from 30 June 2018 (“Effective Date”).
3. Amendments
With effect from the Effective Date, the the following amendments shall be made to the Committed Facility Letter:
(i)    Clause 5.2 (c) of the Committed Facility Letter shall be amended and restated in its entirety as follows:
“the tenor of a Credit is no longer than 24 months; and/or”
(ii)    Clause 8 of the Committed Facility Letter shall be amended and restated in its entirety as follows:
“The facility shall only apply in respect of Credits issued on or prior to 30 June 2020 (the “Facility Period”). The Facility shall expire on the earlier of (1) the date that is one year from the end of the Facility Period; or (2) the stated expiry date on the last remaining Credit issued within the Facility Period (the “Expiry Date”). The Bank and the Company shall commence negotiations, without being under any obligation, regarding the renewal of the Facility at least 60 days before the end of the Facility Period.”
(iii)    A new Clause 18 (Data Protection) to be inserted to the Committed Facility Letter as follows:
“18. Data Protection
18.1.Definitions. The terms ‘personal data’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.”

18.2.Compliance with law. Each party will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under this Fee Letter. Without limiting the foregoing, the Company warrants that: (i) any personal data that it provides to the Bank has been processed fairly and lawfully, is accurate and is relevant for the purposes for which it is provided to the Bank; (ii) it shall provide notice to, and shall seek consent from (and promptly upon the Bank’s request shall provide evidence to the Bank of having provided such notices and/or obtained such consents), data subjects regarding the Bank’s processing of their personal data in accordance with any instructions of the Bank from time to time; and (iii) pursuant to clause (ii) it will provide data subjects with a copy of the relevant TTS EEA Privacy Statement accessible at https://www.citibank.com/tts/sa/tts-privacy-statements/index.html (or such other URL or statement as the Bank may notify to the Company from time to time).
18.3.Mutual cooperation. In respect of the personal data a Party processes under or in connection with this Agreement, the Party:
(i)    will promptly notify, and reasonably cooperate with and provide information to, the other party in respect of any data subject requests, communications from supervisory authorities, or material security incidents relating to the processing of personal data under this Committed Facility Letter, in each case to the extent reasonably necessary to enable the other party to meet its obligations to data subjects and/or supervisory authorities.
(ii)    will implement and maintain reasonable and appropriate technical and organisational security measures to protect the personal data that is within its custody or control against unauthorised or unlawful processing and against accidental loss or destruction of, or damage to the personal data; and
(iii)    will ensure that employees who have access to the personal data have undergone training in the care and handling of personal data.
4. Costs and expenses
Each party to this deed shall bear its own costs and expenses in relation to the amendments agreed pursuant to the terms of this deed.
5. Affirmation and acceptance
5.1 With effect from the Effective Date, the terms and conditions of the Committed Facility Letter shall be read and construed by reference to this deed and all references to the Committed Facility Letter shall be deemed to incorporate the relevant amendments contained within this deed and all references in the Committed Facility Letter to “this Committed Facility Letter” shall with effect from the Effective Date be references to the Committed Facility Letter as amended by this deed.
5.2 In the event of any conflict between the terms of this deed and the Committed Facility Letter, the terms of this deed shall prevail.
5.3 For the avoidance of doubt, except as amended by the terms of this deed, all of the terms and conditions of the Committed Facility Letter shall continue to apply and remain in full force and effect.
5.5 The Company shall, at the request of Citibank, do all such acts necessary or desirable to give effect to the amendments effected or to be effected pursuant to the terms of this deed.

6. Continuation of Security
The Company confirms that, on and after the Effective Date:
(a) notwithstanding the amendments made to the Committed Facility Letter pursuant to this deed, the Amended and Restated Pledge Agreement dated 18th December 2014 between the Company and Ciitbank (the “Pledge Agreement”) and any security granted under it continues in full force and effect; and
b) such Pledge Agreement and security extends to the Committed Facility Letter, as amended pursuant to this deed.
7. Counterparts
This deed may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.
8. Third party rights
No person shall have any right to enforce any provision of this deed under the Contracts (Rights of Third Parties) Act 1999.
9. Governing law
This deed (and any non-contractual obligation, dispute, controversy, proceedings or claim of whatever nature arising out of it or in any way relating to this deed or its formation) shall be governed by and construed in accordance with English law.

Signatories to the deed of amendment

EXECUTED AS A DEED BY OR ON BEHALF OF THE COMPANY and signed by the persons specified on the right acting in accordance with the laws of Bermuda,
under the authority of the Company pursuant to a unanimous decision by the Board of Directors of Aspen Bermuda Limited at a board meting dated 2 May 2018
GIVEN UNDER the Common Seal of CITIBANK EUROPE PLC and delivered as a DEED:
Signed /s/ Bryan Astwood Name Bryan Astwood Title Director Signed /s/ Marcus Foley Name Marcus Foley Title Director Director: /s/ Cecilia Ronan Secretary: /s/ Fiona Mahon